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                                                                   Exhibit 99.1


CONTACTS:             Corporate Communications                Investor Relations
                      404/715-2554                            404/715-6679


                   DELTA AIR LINES AMENDS EXCHANGE OFFER FOR
          6.65 PERCENT NOTES DUE 2004 AND 7.70 PERCENT NOTES DUE 2005

ATLANTA, Aug. 13, 2003 - Delta Air Lines (NYSE: DAL) today announced that it has amended its exchange offer to qualified institutional buyers for its $300 million outstanding principal amount of its 6.65 percent Medium-Term Notes, Series C due 2004 (the "2004 notes"), and $500 million outstanding principal amount of its 7.70 percent Senior Notes due 2005 (the "2005 notes"). As a result of such amendment, Delta has extended the expiration date for the exchange offer until 5 p.m., New York City time, on Aug. 27, 2003, unless further extended.

         Delta is amending the consideration that it will deliver in the exchange offer as follows:

         - For each $1,000 principal amount of 2004 notes tendered, Delta is offering to exchange $409.50 principal amount of its new 10 percent Senior Notes due 2008 (the "new notes") and $650 in cash.

         - For each $1,000 principal amount of 2005 notes tendered, Delta is offering to exchange $1,120 in principal amount of new notes.

         All other terms of the exchange offer remain unchanged, except that the withdrawal deadline has been changed from 5 p.m., New York City time, on Aug. 8, 2003 to 5 p.m., New York City time, on Aug. 20, 2003.

         As of Aug. 12, 2003, an aggregate principal amount of approximately $24,846,000 and $89,770,000 of the 2004 notes and the 2005 notes, respectively, has been tendered in the exchange offer and not withdrawn. Holders who have already tendered their notes are not required to deliver any further documentation or take any other action in order to receive the amended consideration described above.

         The exchange offer is subject to customary conditions, including the receipt of valid and unwithdrawn tenders of old notes that would result in issuance of at least $200 million in aggregate principal amount of the new notes.

         The new notes offered in the exchange offer will not be registered under the Securities Act of 1933, as amended, and will only be offered in the United States to qualified institutional buyers in a private transaction. This

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announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any old notes, nor is this an offer to sell or the solicitation of an offer to buy any new notes in any state in which such offer, solicitation or sale would be unlawful.

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